PRICING SUPPLEMENT NO. 3                       FILED PURSUANT TO RULE 424(b)(3)
DATED DECEMBER 11, 2002 TO                          REGISTRATION NO. 333-100345
PROSPECTUS DATED OCTOBER 18, 2002
AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 14, 2002


                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES H
                                (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S. $50,000,000                        Original Issue Date:  December 16, 2002
Agent's Discount or Commission:  U.S. $103,350             Stated Maturity:  December 16, 2005
Net Proceeds to Issuer:  U.S. $49,896,650                  Interest Rate:  3-Month LIBOR + 30bps
Form:  [ x ] Book Entry  [   ] Certificated                CUSIP No.:  02635PSB0
Specified Currency (If other than U.S. dollars):  N/A      Authorized Denominations (If other than
                                                           U.S.$1,000 dollars and integral multiples
                                                           thereof):  N/A

The notes are being placed through or purchased by the Agent listed below:

Salomon Smith Barney Inc.         U.S. $50,000,000    Capacity:   [ x ] Agent   [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal:
     [   ]    The notes are being offered at varying prices related
              to prevailing market prices at the time of resale.
     [   ]    The notes are being offered at a fixed initial public
              offering price of ____% of principal amount.

Initial Interest Rate:  To be determined
Interest Reset Dates:   Quarterly on the 16th day of each March, June,
                        September and December
Interest Payment        Quarterly on the 16th day of each March, June,        INTEREST RATE BASIS OR BASES:
Dates:                  September and December, commencing March 16,          [   ] CD Rate
                        2003                                                  [   ] CMT Rate
Regular Record Dates:   15 calendar days prior to each Interest Payment Date        [   ] CMT Moneyline Telerate Page 7051
                                                                                    [   ] CMT Moneyline Telerate Page 7052
Spread (+/-):  +30 bps                                                                    [   ] One-Week Average Yield
Spread Multiplier:  N/A                                                                   [   ] One-Month Average Yield
Maximum Interest Rate:  N/A                                                   [   ] Commercial Paper Rate
Minimum Interest Rate:  N/A                                                   [   ] Eleventh District Cost of Funds Rate
Index Maturity:  3-month                                                      [   ] Federal Funds Open Rate
                                                                              [   ] Federal Funds Rate
INTEREST CALCULATION:                                                         [ x ] LIBOR
[ x ] Regular Floating Rate Note:                                                   [   ] LIBOR Reuters
[   ] Floating Rate/Fixed Rate Note                                                 [ x ] LIBOR Moneyline Telerate
          Fixed Rate Commencement Date:                                       [   ] Prime Rate
          Fixed Interest Rate:                                                [   ] Treasury Rate
[   ] Inverse Floating Rate Note                                              [   ] Other_________________
          Fixed Interest Rate:

Redemption Provisions:
     [ x ] The notes cannot be redeemed prior to the Stated Maturity.
     [   ] The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage: ___%
           Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:
     [ x ] The notes cannot be repaid prior to the Stated Maturity.
     [   ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:  None.


We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Barclays Capital,
BNP PARIBAS, Deutsche Bank Securities, Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,400,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes.

                             _______________________


Neither the Securities and Exchange Commission nor any state securities ommission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.